Exhibit 4.1

(Translation)

Liability Limitation Agreement

Kubota Corporation (hereinafter, the “Company”) and              (hereinafter, the “Outside Director”) , as of the date of Outside Director’s assumption into office, hereby agree to enter into the Agreement (hereinafter, the “Agreement”), under which the Company agrees to limit the Outside Director’s liability, as provided for under Article 33 of the Articles of Incorporation of the Company.

Article 1. Liability Limitation

1.	On or after the execution of the Agreement, in the event that the Outside Director, in good faith and without gross negligence in performing his or her duties, incurs liability to compensate the Company under Article 423 Paragraph 1 of the Corporate Law of Japan (hereinafter, the “Relevant Liability”), the Company shall limit the Outside Director’s liability to the aggregate of the amounts specified by the “Relevant Liability”.

2.	The Company will release the Outside Director with respect to liability exceeding the limit specified by the preceding clause.

Article 2. Period of Agreement

1.	The Agreement shall be effective from no later than either the execution of the Agreement or the assumption of the position as the Outside Director up until the Company’s Ordinary General Meeting of Shareholders (hereinafter the “Meeting”) in which terminates his or her term. However, in the case that the Outside Director shall cease his or her position before the Meeting, the term of the Agreement shall be terminated.

2.	In the event that the Outside Director shall be reappointed, the Agreement shall remain in full effect and the same provision shall be terminated.

3.	In the event that the Outside Director shall assume the position of Executive Officer, Officer, Manager or other employee for the Company or any of the Company’s subsidiary, the Agreement shall become ineffective from then on.

Article 3. Court of Jurisdiction

The Company and the Outside Director shall agree that the Osaka District Court will be the exclusive jurisdiction of the court on all matters pertaining to the Agreement.

(Date)

Kubota Corporation, Chairman, President & CEO,
Yasuo Masumoto

Outside Director